Exhibit 99.1
                  Geron Corporation Reports Fourth Quarter and
                  Annual 2004 Financial Results and Highlights

    MENLO PARK, Calif.--(BUSINESS WIRE)--Feb. 25, 2005--Geron Corporation (Nasdaq:GERN) today reported financial results and highlights for the fourth quarter and year ended December 31, 2004.
    Net loss for the 2004 fourth quarter was $9.5 million or $(0.20) per share, compared to $7.6 million or $(0.21) per share for the 2003 comparable period. For fiscal 2004, the company had a net loss of $80.4 million or $(1.79) per share, compared to a net loss of $29.9 million or $(0.97) per share in fiscal 2003.
    For the 2004 fourth quarter, the company had revenues of $338,000, compared to $155,000 for the comparable 2003 period. For fiscal 2004, the company had revenues of $1.1 million, compared to revenues of $1.2 million in fiscal 2003. Revenues for 2004 included royalty revenues under license agreements with companies for sales of telomerase detection and measurement kits, and license fee revenues recognized from license agreements with multiple companies for nuclear transfer and telomerase technology.
    For the 2004 fourth quarter, the company had operating expenses of $10.0 million, compared to $8.4 million for the comparable 2003 period. The increase in operating expenses was principally the result of an increase in expenses for materials and animal toxicology studies related to the clinical development of GRN163L and increased accounting and legal expenses associated with additional regulatory compliance related to the Sarbanes-Oxley Act.
    For fiscal 2004, the company had operating expenses of $82.3 million, compared to $31.4 million in fiscal 2003. The increase in operating expenses for 2004 was mainly attributable to a non-cash charge of $45.2 million to acquire in-process research technology in connection with the acquisition of intellectual property rights from Merix Bioscience Inc. (now Argos Therapeutics, Inc.) and an increase in materials cost for the manufacturing of GRN163L for pre-IND studies.

    Fourth Quarter 2004 Highlights

    -- Geron was granted U.S. Patent No. 6,800,480, covering the growth of human embryonic stem cells (hESCs) in the absence of feeder cells. The new patent covers technology developed by Geron scientists that eliminates feeder cells of any kind from the culture process in which the hESCs are grown. This is important for scalable production of hESC-based products, and also eliminates the risk of contamination of the therapeutic cell populations by material derived from the feeder cells.

    -- Geron presented new data from clinical and preclinical studies of its telomerase-based cancer therapeutics at the American Association for Cancer Research (AACR) Special Conference on the Role of Telomeres and Telomerase in Cancer, in San Francisco, California. Reported were updates on results from the Phase 1-2 study of Geron's telomerase vaccine at Duke University and IND-enabling studies of its telomerase inhibitor, GRN163L.

    -- Geron sold approximately 6.5 million shares of common stock to institutional investors at $6.10 per share, for gross proceeds of $40 million. In connection with the sale, the company issued warrants with a sixty-day exercise period to purchase approximately 2.0 million shares at the same price per share, and longer term warrants, exercisable after 180 days, to purchase approximately 2.3 million shares at a premium.

    -- Geron published studies in the journal Stem Cells that demonstrate the synergy of Geron's telomerase and human embryonic stem cell (hESC) technologies to produce immortalized cells for research, biologics production, and therapeutic applications.

    -- Geron's collaborators published a research study in the Journal of Immunology expanding upon the use of telomerase activation to increase the lifespan and augment the antiviral activities of HIV-1 specific immune cells. The data support the development of Geron's small molecule telomerase activators for the treatment of patients infected with HIV-1.

    -- Geron granted two non-exclusive licenses to Revivicor, Inc. for nuclear transfer technology to produce animal organs and tissues for xenotransplantation and to produce human proteins from the blood of animals for pharmaceutical uses, such as polyclonal antibodies for vaccines.

    -- Geron and its collaborators presented studies at the Cell Transplant Society Meeting in Boston which show that functional cardiomyocytes and insulin-producing cells can be differentiated from hESCs. Geron scientists reported substantial improvements in differentiation methods and characterization of both cell types. The company also reported early engraftment results from transplant studies in animal models of heart failure and diabetes.

    -- Geron's collaborator published a study in the journal Glia which demonstrates that oligodendrocytes can be differentiated from hESCs and when injected into the spinal cord, will produce myelin, the biological "insulation" critical for maintenance of electrical conduction in the central nervous system.

    -- Geron was granted U.S. Patent No. 6,833,269, covering the production of human neural cells from hESCs. The new patent covers a method of producing neural cells by culturing hESCs in the presence of a mitogen and a neurotrophin. The technology covered by the patent can be used to produce dopaminergic neurons, the dopamine-producing cells that are lost in Parkinson's disease.

    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, reliance on collaborators, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2004.

    Additional information about the company can be obtained at http://www.geron.com.



                           GERON CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
(In thousands, except
 shares and               2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
per share amounts)            UNAUDITED

Revenues from
 collaborative
 agreements            $       --  $       --  $       --  $       72
License fees and
 royalties                    338         155       1,053       1,102
                       ----------- ----------- ----------- -----------
      Total revenues          338         155       1,053       1,174

Operating expenses:
  Research and
   development              7,985       6,315      30,084      25,551
  Acquired in-process
   research technology         --          --      45,150          --
  General and
   administrative           1,984       2,086       7,104       5,803
                       ----------- ----------- ----------- -----------
      Total operating
       expenses             9,969       8,401      82,338      31,354
                       ----------- ----------- ----------- -----------
Loss from operations       (9,631)     (8,246)    (81,285)    (30,180)

Interest and other
 income                       321         853       1,552       1,810
Conversion expense             --          --          --        (779)
Interest and other
 expense                     (165)       (163)       (672)       (734)
                       ----------- ----------- ----------- -----------
Net loss               $   (9,475) $   (7,556) $  (80,405) $  (29,883)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per share:
Net loss per share     $    (0.20) $    (0.21) $    (1.79) $    (0.97)
                       =========== =========== =========== ===========
Shares used in
 computing net loss
 per share             48,353,249  36,284,502  44,877,627  30,965,330
                       =========== =========== =========== ===========

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                             December 31, December 31,
(In thousands)                                   2004         2003
                                             ------------ ------------
Current assets:
  Cash, cash equivalents and restricted cash $    10,376  $    13,353
  Marketable securities                          110,118       96,427
  Other current assets                             4,283        1,885
                                             ------------ ------------
      Total current assets                       124,777      111,665

Property and equipment, net                        2,089        1,684
Deposits and other assets                          3,876          947
Intangible assets                                  1,131        3,819
                                             ------------ ------------
                                             $   131,873  $   118,115
                                             ============ ============

Current liabilities                                8,458        9,825
Noncurrent liabilities                             1,352        1,966
Stockholders' equity                             122,063      106,324
                                             ------------ ------------
                                             $   131,873  $   118,115
                                             ============ ============


    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765